Redacted portions have been marked with asterisks (****). Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

                                                                   EXHIBIT 10.26

                                                          CONFIDENTIAL TREATMENT

                        SETTLEMENT AND RELEASE AGREEMENT

         This SETTLEMENT AND RELEASE AGREEMENT (the "AGREEMENT") is made and entered into as of the 1st day of July, 1998 (the "EFFECTIVE DATE"), by and between WorldCom Network Services, Inc. ("WORLDCOM") and Williams
Communications, Inc. ("WILLIAMS").

                                    RECITALS:

         A. WilTel, Inc. (now known as WorldCom Network Services, Inc.) and Vyvx. Inc. (now known as Williams Communications, Inc.) previously entered into that certain System Use and Service Agreement dated effective as of January 1, 1994 (the "SUSA") and that certain Statement of Settlement dated December 23, 1996 (the "SETTLEMENT STATEMENT").

         B. Certain disputes have arisen between the parties under the SUSA, the Settlement Statement and with respect to certain other matters.


         C. On or about March 20, 1998, Williams filed a Petition for Declaratory Relief, Money Damages, and Other Relief (the "PETITION") in a case styled Williams Communications, Inc. v. WorldCom Network Services, Inc., Case No. CJ 98-1386 (the "LAWSUIT") alleging, among other things, WorldCom's failure to pay charges for services provided and other breaches of the SUSA and Settlement Statement.

         D. On or about May 4, 1998, WorldCom filed an Answer and a Counterclaim in the Lawsuit (collectively referred to as the "ANSWER AND COUNTERCLAIM") alleging, among other things, Williams' failure to pay charges for services provided and other breaches of the SUSA and the Settlement Statement.

         E. WorldCom denies all of Williams' contentions described in the Petition and Williams denies all of WorldCom's contentions described in the Answer and Counterclaim.

         F. The parties hereto have determined that it is in their respective best interests to settle the Lawsuit and certain other disputes currently existing between the parties upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WorldCom and Williams agree as follows:

         1. APPLICABLE PARTIES. Unless otherwise specifically defined differently herein, references herein to "WorldCom" and "Williams" will be deemed to include such parties and all parties previously, currently or in the future Controlling, Controlled by or under common Control with such party. For purposes of this Agreement, "CONTROL", whether used as a noun or a verb, means to have the power, directly or indirectly, to cause the direction of the management or policies of another party, whether through the ownership of voting securities, by contract, agency or otherwise.

         2. WILLIAMS FIBER.

            (A) Williams and WorldCom acknowledge Williams' ownership of one (1) single fiber (with continuation of protection switching for Williams as described in Subsection 4.b. of Exhibit E, System Service Statement, to the SUSA, the Settlement Statement and subject to Paragraph 6 below) on the WilTel Network pursuant to the SUSA and the Settlement Statement and defined therein as the "VYVX FIBER". The "WILTEL NETWORK" is depicted graphically on Attachment 1 hereto and consists of approximately 9,700 route miles. In lieu of any past or future rights Williams may have or may claim to have to purchase any additional fiber whatsoever under the SUSA, including but not limited to Section 2.09 thereof, or the SOS or any other agreement, which rights, if any, are extinguished and relinquished by Williams, Williams and WorldCom agree that Williams has a right to purchase a single fiber strand on those domestic buildouts (but not acquisitions or mergers) to the WilTel Network (which buildout routes are shown on Attachment 2 hereto and which consist of approximately 7,721 route miles) ("BUILD-OUT FIBER"). The Network routes depicted on Attachment 1 or described on Attachment 2 total approximately 17,421 route miles. The Vyvx Fiber and the Build-Out Fiber are hereinafter collectively and in total referred to as the "WILLIAMS FIBER").

            (B) Williams agrees that, except as provided in Subsection 2(A), above it does not have and does and will not claim any further rights to purchase any additional fiber on the WilTel Network, or any fiber on any network owned, operated or affiliated with WorldCom or any of its subsidiaries, affiliated or related entities, or any predecessor or successor network or any network of entities previously, currently or in the future Controlling, Controlled by or under common Control with WorldCom, without regard to whether such entity or network was obtained by acquisition, domestic expansion, international expansion or otherwise.

            (C) The purchase price for the Build-Out Fiber will be as set forth in Section 2.09 of the SUSA to be modified as provided in Section 4 below (the "WILLIAMS FIBER CHARGE"). WorldCom agrees to give Williams the final Williams Fiber Charge with respect to the routes shown on Attachment 2 the later of (a) August 1, 1998, or (ii) ninety (90) days following completion of such routes. Provided, however, in determining the Williams Fiber Charge with respect to such routes, WorldCom will exclude fifteen percent (15%) of the fibers used for protect channels in calculating the total number of fibers which are to be divided into one in order to establish the percentage used to multiply by the net book value. Williams will then have sixty (60) days after receipt of such final Williams Fiber Charge to elect whether or not to purchase such Build-Out Fiber subject to the right to dispute such Williams Fiber Charge as described in Subsection 4(C) below. In the event Williams elects to purchase a Build-Out Fiber on any route, Williams agrees to pay WorldCom the applicable Williams Fiber Charge the later of (i) thirty (30) days following such election, or (ii) three (3) days following delivery of the Build-Out Fiber to Williams which Build-Out Fiber meets generally accepted industry standards or the Build-Out Fiber is used by Williams. In the event Williams elects not to purchase a Build-Out Fiber on a specified route or fails to respond within such sixty-day period, Williams will be deemed to have waived its right to purchase a Build-Out Fiber on such route.

         3. RESTRICTIONS OF WILLIAMS FIBER. WorldCom and Williams agree that through and including June 30, 2001, Williams will restrict its usage and will reasonably restrict its customers' usage of the Williams Fiber only to video and radio transmission service, Internet Services (as further described herein), and/or related applications including but not limited to graphic, visual imaging, interactive and multimedia (collectively, the "PERMITTED SERVICES"). Further, during such period, without WorldCom's written consent, Williams will not use the Williams Fiber for or in conjunction with cellular and personal communications service applications or long distance data and voice applications unless the data and voice applications are incidental to the Permitted Services described above. After June 30, 2001, such contractual restrictions on Williams and its customers' use of the Williams Fiber will be lifted and Section 4.04(a) of the SUSA (as modified herein) shall be of no further force or effect. For purposes of this Agreement, "Internet Services" shall mean the transmission between computers of data communications over the public and private interconnected network of networks (or a component thereof) known as the Internet and using a common network protocol which as of the date of this Agreement is predominantly TCP/IP (Transmission Control Protocol/Internet Protocol) and which may be over an ATM/SONET infrastructure or its equivalent but shall specifically exclude voice or facsimile public switched telephone network ("PSTN") calls.

         4. WORLDCOM FIBER.


            (A) Williams agrees to promptly allow WorldCom to purchase a single fiber (or, if Williams is unable to transfer ownership using reasonable commercial efforts, an indefeasible right of use ("IRU") of the same, dependent upon the rights Williams is legally and contractually able to transfer) (the "WORLDCOM FIBER"), on the fiber builds identified in the route map shown on Attachment 3 hereto which routes comprise approximately 9,701 route miles. This route map includes routes that are planned but not yet constructed as well as routes that are partially complete and nearing completion. The purchase price shall be as reflected in Section 2.09 of the SUSA to be modified to be reciprocal **** Except as otherwise specifically set forth herein, the other contractual terms applying to WorldCom and governing the maintenance, operation and other issues related to the WorldCom Fiber shall be the same as contained in the SUSA and/or Settlement Statement and applying to Williams, unless the parties otherwise expressly provide. It is expressly understood by the parties that the WorldCom Fiber will not be subject to the use limitations or restrictions set forth in Section 4.04(a) of the SUSA such as those attendant to the Williams Fiber described in
            Section 3 above.



------
**** Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

            (B) Williams agrees to give WorldCom estimates of the WorldCom Fiber Charge on a route by route basis when available and agrees to give WorldCom the final WorldCom Fiber Charge within ninety (90) days following completion of any route, except with respect to the Dallas, TX-Washington, D.C. route where Williams is not required to make one fiber available until the earlier of (i) December 31, 1999, or (ii) the expiration of any existing obligations it may have with IXC Communications, Inc. concerning the transfer of one fiber or an IRU on such route. WorldCom will then have sixty (60) days after receipt of such final WorldCom Fiber Charge to elect whether or not to purchase such WorldCom Fiber subject to the right to dispute such final WorldCom Fiber Charge as described in Subsection 4(C) below. In the event WorldCom elects to purchase a WorldCom Fiber on any route, WorldCom agrees to pay Williams the WorldCom Fiber Charge the later of (i) thirty (30) days following such election, or (ii) three
            (3) days after delivery of the fiber to WorldCom which WorldCom Fiber meets generally accepted industry standards, or the WorldCom Fiber is used by WorldCom. In the event WorldCom elects not to purchase a WorldCom Fiber on a specified route or fails to respond within such sixty-day period, WorldCom will be deemed to have waived its right to purchase a WorldCom Fiber on such route. In the event Williams fails (for whatever reason) to build any of the routes shown as "Future Network Routes" in Attachment 3, Williams agrees to offer WorldCom a fiber or fibers ("OTHER FIBERS") on other routes acceptable to WorldCom that Williams is building (whether individually or jointly with other entities) consisting of a similar number of route miles to the route miles not completed by Williams but in no event will the total number of route miles which WorldCom is entitled in the aggregate exceed 9,701 route miles unless otherwise agreed to in writing by the parties. Williams' obligation to offer Other Fibers to WorldCom and WorldCom's obligation to respond to such offer shall also be governed by the conditions applicable to the offer and acceptance of the WorldCom Fiber. Williams' obligation to offer WorldCom Other Fibers pursuant to this Subsection (B) shall expire on June 30, 2003.


            (C) With respect to **** that paid by Williams to WorldCom in accordance with Section 2, reasonable cost substantiation of the **** shall be provided to the party required to pay for the fiber or the IRU. In calculating the ****, each party agrees to use generally accepted accounting principles which have been consistently applied. Attached as Attachment 4 is a list of cost categories that have been and will be used to gather the costs comprising the net book value. Pursuant to this Section and Section 2, if either party disputes the **** proposed by the party offering fiber, the disputing party shall notify the party offering fiber within thirty (30) days following receipt of the final Williams Fiber Charge or the WorldCom Fiber Charge, whichever is applicable. Upon receipt of the dispute notice, the party offering fiber shall within fifteen (15) business days allow a mutually acceptable nationally recognized independent accounting firm to review its calculation of the **** including third party and internal cost information supporting the calculation of ****. Based on its review of the cost information, the independent accounting firm shall calculate the **** which calculation shall be final and binding on the parties. The party challenging the **** shall pay for the cost of the independent accounting firm. The disputing party shall have sixty (60) days after the independent accounting firm distributes its calculation of the **** to the parties in which to elect to purchase a fiber. The failure to make an election within the sixty (60) day period will be deemed to be a waiver of the disputing party's right to purchase fiber on such segment(s).



------
**** Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

            (D) WorldCom's purchase of fiber pursuant to this Section 4 shall not include purchase of any rights of protection services from Williams and shall not include optronics, but instead shall be "dark" fiber.

         5. MIGRATION OF EXISTING SERVICES. WorldCom and Williams will create a migration team that will cooperate to complete migration of Williams to a single fiber onto the Williams Fiber described in Section 2 above. The migration will be completed as soon as possible but in no event after June 30, 1999, unless otherwise mutually agreed. The intent of the parties is to complete the migration substantially sooner than June 30, 1999. WorldCom will provide reasonable support for that migration including power, rollover fiber and required space. During the reconfiguration process there will be no additional charge for the use of additional fiber necessary to accommodate the reconfiguration for traffic prior to completion of reconfiguration and no charge shall be due for delay in the reconfiguration which is due to lack of reasonable support for the reconfiguration by WorldCom. In the event either party determines that the other party is failing to support the migration effort described in this Section 5, such party shall notify the other party (i) in the case of Williams, Howard Janzen, and (ii) in the case of WorldCom, Charles Cannada, specifically describing the lack of support encountered by such party and such parties shall resolve such conflict through such representatives.

         6. PROTECTION SWITCHING. Williams shall use reasonable best efforts to eliminate the need for WorldCom's obligation to provide protection switching on or before June 30, 2001. Service Costs payable under the SUSA will be reduced commensurately on a system segment by system segment basis when Williams has notified WorldCom that a particular system segment no longer requires protection service. In no event will WorldCom be under an obligation to continue providing protection switching on any system segment after June 30, 2002, unless otherwise mutually agreed.

         7. SYSTEM SEGREGATION. The parties agree to make the necessary amendments to the WilTel Collocate Agreement dated August 21, 1994 ("Collocate Agreement") which was executed in connection with the SUSA to allow each party to segregate its single fiber from the other's network to the extent commercially practicable. It is the intent of the parties that WorldCom be able to manage the WorldCom Fiber and Williams be able to manage the Williams Fiber as systems independent of the network in which they are collocated to the maximum extent commercially practicable. The parties also agree that WorldCom's collocate rights and obligations for the WorldCom Fiber shall be governed by the terms and conditions of the Collocate Agreement.

         8. ADDITIONAL FIBER AND OTHER SERVICES. Each party will consider, without obligation, requests by the other party to purchase additional fiber or other products or services.

         9. ADDITIONAL PURCHASE PRICE/VIDEOCONFERENCING CREDITS. Section 2.03 of the SUSA relating to the Additional Purchase Price and videoconferencing credits is hereby canceled and deleted including all alleged credits outstanding.

         10. WAIVER OF CERTAIN CLAIMS AND AMOUNTS OWED; MUTUAL RELEASE.

            (A) WorldCom and Williams agree that those claims which are specifically set forth on Attachment 5 hereto and any related finance charges or other penalty amounts are hereby waived (the "RELEASED CLAIMS").

            (B) Notwithstanding Section 10.20 of the SUSA, from and after the Effective Date hereof, with respect to charges for "Common Facilities Cost" or "Costs" provided under the SUSA, Williams and WorldCom hereby agree to pay backbills which are properly substantiated so long as the charges do not relate to periods more than one year prior to the date the invoice is sent. WorldCom and Williams hereby also agree to pay backbills that relate to third party charges, even after the expiration of the one-year period, so long as the party invoices the third party charges to the other party within six months of the date such party is first invoiced for those third-party charges.

            (C) Other than with respect to the Released Claims, if applicable, this Agreement shall not affect or release any amounts owing under agreements not related to the SUSA or the Settlement Statement such as non-SUSA agreements for capacity service or agreements between the parties even if such capacity has been provided to WorldCom over the Williams Fiber.

            (D) Nothing in this Section 10 of the Agreement is intended to waive, release or modify any current or future obligation under the SUSA or the Settlement Statement, except as otherwise provided for in this Agreement.

            (E) Upon execution hereof, WorldCom, on behalf of itself and its officers, directors, partners, employees, agents, stockholders, attorneys, predecessors, assigns, servants, insurers, and all persons, partnerships, corporations or other entities acting in concert or participating with them (hereinafter collectively referred to the "WORLDCOM GROUP" hereby releases and discharges fully and forever Williams and its officers, directors, partners, employees, agents, stockholders, attorneys, predecessors, assigns, servants, insurers, and all persons, partnerships, corporations or other entities acting in concert or participating with them (hereinafter collectively referred to the "WILLIAMS GROUP") of and from any and all liabilities, claims, demands for damages, costs (including, without limitation, attorneys' fees), indemnification, contribution or any other thing whatsoever relating to the Released Claims.

            (F) Upon execution hereof, the Williams Group hereby releases and discharges fully and forever the WorldCom Group of and from any and all liabilities, claims, demands for damages, costs (including, without limitation, attorneys' fees), indemnification, contribution or any other thing whatsoever relating to the Released Claims.

            (G) This Agreement effects the settlement of claims which are denied and contested by the respective parties and nothing contained herein shall be construed as an admission of liability by or on behalf of any party, all of which expressly deny any such liability.

            (H) Nothing in this Agreement shall have effect on any rights or claims which any party may have against any other party or person not released hereby.

            (I) Each party covenants and agrees not to seek or initiate any administrative proceeding, bring any claim, or assert any cause of action released hereby against the other party concerning the Lawsuit, the SUSA, the Settlement Statement or the Released Claims arising prior to the Effective Date, and further covenants and agrees that this Agreement shall be a bar to any such proceeding, claim or cause of action thereon by any party hereto against the other party.

         11. ****

         12. CONSENT TO ASSIGNMENT. WorldCom hereby (i) consents to the assignment of the Intermedia contracts requested to date, (ii) agrees to accommodate Williams' request for connections to Internet facilities at Washington D.C. MAE or any other MAE facility in accordance with standard terms and conditions applicable thereto, except as otherwise negotiated, and (iii) agrees to accommodate Williams' request dated June 4, 1998, to the extent legally permissible, for the assignment of certain telecom rights, pursuant to
Section 9 of the MidWest Cross Master Agreement dated December 11, 1986 between Williams Pipeline Company and Williams Telecommunications Company (now WorldCom).


         13. NON-SOLICITATION. Without the other party's prior written consent, WorldCom and Williams mutually agree not to solicit the other's employees located in Tulsa County, Oklahoma and those counties contiguous to Tulsa County for a period of five (5) years commencing July 1, 1998. Further, commencing August 1, 1998 and continuing for a period of one (1) year thereafter, in the event either party hires or engages, directly or indirectly, whether as an employee, agent, contractor, consultant or otherwise, a Necessary Employee (as defined herein) of the other party located in Tulsa County, Oklahoma and those counties contiguous to Tulsa County and the other party does not consent in writing to such hiring, the party hiring such employee, directly or indirectly, agrees to pay the other party five (5) times the greater of (i) such employee's annual total compensation package (i.e., salary, bonus, stock options as well as other non-cash consideration) in effect immediately prior to such employee's termination of employment with the other party, or (ii) the total annual compensation package (i.e., salary, anticipated bonus, stock options as well as other non-cash consideration) offered to such employee by the hiring party. The term "Necessary Employee" shall be limited



------
**** Confidential material has been omitted and filed separately with the Securities and Exchange Commission.

to the following: (i) those employees in the Network Planning Groups of either WorldCom or Williams who will either directly or indirectly participate in completing the migration of Williams to a single fiber onto the Williams Fiber,
(ii) those employees at WorldCom (a) at the director level or above, and/or (b) who have access to proprietary information of WorldCom concerning the sales, marketing, network, construction, operations, systems and plans of WorldCom's networks, and (iii) those employees at Williams (a) at the director level or above, and/or (b) who have access to proprietary information of Williams concerning the sales, marketing, network, construction, operations, systems and plans of Williams' networks.


         14. DISMISSAL OF LAWSUIT. On or before July 15, 1998, the parties agree to dismiss with prejudice the Lawsuit, with each party to bear its own costs and attorney fees. Further, the parties agree to jointly issue a press release with respect to the dismissal of the Lawsuit and will not, without the other party's consent make any further announcements, whether public or private, concerning the dismissal of the Lawsuit or the settlement thereof, except as required by law. However, the parties may state that the settlement was beneficial to both parties.

         15. REPRESENTATIONS, WARRANTIES AND COVENANTS.

            (A) Each party represents and warrants to the other party that it has received independent legal advice from attorneys of its choice with respect to the advisability of making the settlement and release provided herein, and with respect to the advisability of executing this Agreement, and prior to the execution of this Agreement, its respective attorneys have reviewed this Agreement in full and have made all desired changes thereto.

            (B) Except as set forth herein, there have been no other representations, agreements or understandings between the parties hereto, relating to this Agreement or the subject matter hereof.

            (C) The terms of this Agreement are contractual, not a mere recital, and are the result of arms-length negotiations between the parties hereto. Each party agrees that the rules of construction to the effect that any ambiguities in this Agreement are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

            (D) This Agreement has been carefully read by, the context hereof is known and understood by, and is signed freely by the parties.

         16. GENERAL PROVISIONS.

            (A) No provision hereof may be waived unless in writing signed by the party to be charged. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein. This Agreement may be modified or amended only by a written agreement executed by both parties.

            (B) This Agreement shall be governed by and construed under and in accordance with the internal laws (without regard to the laws of conflicts) of the State of New York. Any action brought to enforce, apply or interpret this Agreement or to resolve any dispute arising out of or relating in any way to this Agreement shall be brought in the District Court in Tulsa County, Oklahoma (or, if necessary, in the courts in and for the United States of America for the Northern District of Oklahoma) and all parties to this Agreement acknowledge and agree that such courts have jurisdiction and are proper venues.

            (C) This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which, together, shall be deemed to constitute a single document.

            (D) Titles or captions contained in this Agreement are inserted only as matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

            (E) Each party represents and warrants to each other that it is the sole and lawful owner of all right, title and interest in and to every claim and other matter which the party purports to release herein and that such party has not heretofore assigned or transferred, or purported to assign or transfer, to any other person or entity any claims or other matters herein released.

            (F) This Agreement shall inure to the benefit of and shall be binding upon the predecessors, successors and assigns of the parties hereto, and each of them. Except with respect to the parties referenced in Section 1 above, this Settlement Agreement is not intended to constitute a third party beneficiary contract.

            (G) Except as may otherwise be expressly agreed in writing, the parties hereto agree to bear their own costs and attorneys' fees in connection with the Lawsuit, the SUSA, the Settlement Statement and this Agreement.

            (H) The warranties and representations of this Agreement are deemed to survive the execution hereof.

            (I) In the event that any of the terms or provisions of this Agreement are found to be legally unenforceable by a court of competent jurisdiction, then the remaining terms and conditions, if capable of substantial performance, shall nevertheless remain in full force and effect and such unenforceable provisions shall be deemed to be restated to reflect the original intentions of the parties as nearly as possible, in accordance with applicable law.

            (J) In the event of a breach or threatened breach of this Agreement, the non-defaulting party shall have the right to seek injunctive relief without a showing of irreparable harm or injury and without bond as well as the right to seek specific performance or monetary damages against the party breaching or threatening to breach this Agreement.

         IN WITNESS HEREOF, the parties hereto have approved and executed this Agreement as of the Effective Date set forth above.


DATED:  July 8, 1998           WORLDCOM NETWORK SERVICES, INC.


                               By:
                                     -----------------------------------
                               Its:
                                     -----------------------------------



DATED:  July 8, 1998           WILLIAMS COMMUNICATIONS, INC.


                               By:
                                     -----------------------------------
                               Its:
                                     -----------------------------------

                                  ATTACHMENT 1

                                 WILTEL NETWORK

                                      [MAP]


                                  ATTACHMENT 2

                           ADDITIONAL WILLIAMS ROUTES

           Salt Lake City, UT - Seattle, WA/Portland, OR[1,048 Miles]

                 Salt Lake City, UT - Santa Clara, CA[871 Miles]

                    Santa Clara, CA - Portland, OR[782 Miles]

                       Dallas, TX - Houston, TX[269 Miles]

                     Las Vegas, NV - Phoenix, AR[363 Miles]

                       Denver, CO - El Paso, TX[749 Miles]

                     Shreveport, LA - Memphis, TN[340 Miles]

                     Memphis, TN - Charlotte, NC[722 Miles]

                      Charlotte, NC - Hamlet, NC[77 Miles]

                     Cleveland, OH - New York, NY[727 Miles]

                       Albany, NY - Boston, MA[201 Miles]

                       Anderson, MO - Cleveland, OH[1,076]

                   Riverdale, IL - Indianapolis, IN[191 Miles]

               Houston, TX - Austin, TX/San Antonio, TX[305 Miles]

                                  ATTACHMENT 3

                             WORLDCOM FIBER NETWORK


                         Atlanta, GA - Washington, D.C.

                            Atlanta, GA - Houston, TX

                            Dallas, TX - Houston, TX

                         Atlanta, GA - Jacksonville, FL

                          Jacksonville, FL - Miami, FL

                          Daytona Beach, FL - Tampa, FL

                      New York City, NY - Washington, D.C.

                        New Orleans, LA - Tallahassee, FL

                           Tallahassee, FL - Miami, FL

                        Minneapolis, MN - Kansas City, MO

                          Kansas City, MO - Denver, CO

                         Denver, CO - Salt Lake City, UT

                              FUTURE NETWORK ROUTES

                       Sacramento, CA - Salt Lake City, UT

                           San Diego, CA - Phoenix, AR

                             Boston, MA - Albany, NY

                           Atlanta, GA - Nashville, TN

                         Nashville, TN - Louisville, KY

                         Louisville, KY - Cincinnati, OH

                            Denver, Co - El Paso, TX

                           Dallas, TX - Nashville, TN

                          Nashville, TN - Charlotte, NC

                         Cleveland, OH - Washington, DC.

                                  ATTACHMENT 4

            COST CATEGORIES TO BE USED IN DETERMINING NET BOOK VALUE


                                  CONSTRUCTION

                     Contract Labor/Construction Management
                         Engineering/Surveying/Drafting
                              Company Labor/Travel
                 Utilities/Rent to Field Offices and Warehouses
                                   ROW Damages
                                   Inspection
                                Railroad Flagging
                                   Legal Fees
                                     Bonding

                               REGENERATION SITES

                                Site Preparation
                                  AC & DC Power
               Buildings/Installation of Pre-Fabricated Buildings
                            Acquisition of Land/Site
                                   Inspection
                                  Utility Power
                         Engineering/Surveying/Drafting
                              Company Labor/Travel
                                    Materials

                       ROW & PERMITTING (SWAP 0R PURCHASE)

                Easement, Permit, License and Zoning Acquisition
                           Labor & Management of Labor
                      Environmental Surveys for Permitting
                       Franchise Fees for City Permitting
                                   Legal Fees
                                     Bonding

                                   FIBER CABLE



                   Fiber Cable and Associated Shipping and Tax
                          Materials (including conduit)

           (NOTE: NET BOOK VALUE WILL ALSO INCLUDE ANY FEES, EXPENSES
              AND/OR DAMAGES ASSESSED AGAINST OR INCURRED BY EITHER
               ENTITY AFTER THE COMPLETION OF SUCH ROUTE PROVIDED
                   SUCH FEES, EXPENSES OR DAMAGES ARE PROPERLY
                    CAPITALIZED IN ACCORDANCE WITH GENERALLY
                         ACCEPTED ACCOUNTING PRINCIPLES)













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                                  ATTACHMENT 5

                                 RELEASED CLAIMS

         A. As of the Effective Date, the WorldCom Group agrees to release the following claims it has or may have against the Williams Group:

         1. The Total Previous Balance shown on Williams' Invoice dated 05/20/1998 for Account No. 00001476 (the "Williams Invoice") in the amount of $5,870,694.99.

         2. In addition to those claims included in the $5,870,694.89 in item 1, any claims for "Costs" or "Common Facilities Costs" as defined in the SUSA for the period prior to July 1, 1997 subject to the backbill provision described in Subsection 10(B) of the Agreement.

         3. All amounts charged by the WorldCom Group relating to Williams Group's use of a second fiber as described in Mr. Barnett's letter to Mr. Semple dated March 31, 1998.

         4. All charges and amounts due and/or credits for videoconferencing services provided pursuant to the SUSA or Settlement Statement prior to the Effective Date.

         5. Any claim the Williams Group violated the Non-Competition Agreement dated January 5, 1995.

         6. Any claims specifically alleged in the Lawsuit.

         B. As of the Effective Date, the Williams Group agrees to release the following claims it has or may have against the WorldCom Group:

         1. All charges and amounts due for audioconferencing and fax services provided pursuant to the SUSA or Settlement Statement prior to June 1, 1998, except for a payment due by WorldCom of $909,850 (which amount Williams represents is for services provided and does not contain any finance charges or other penalty amounts).

         2. All charges and amounts due for videoconferencing services provided pursuant to the SUSA or Settlement Statement prior to the Effective



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            Date, except for a payment due by WorldCom of $279,551 for maintenance, repair and set up services associated with videoconferencing services provided by Williams to WorldCom (which amount Williams represents is for services provided and does not contain any finance charges or other penalty amounts.

         3. Any claims relating to unfair competition or anticompetitive conduct.

         4. The Waterhouse Securities matter referenced in Mr. Hellwege's February 19, 1998 letter to Mr. Rich Little.

         5. Any Claims specifically alleged in the Lawsuit.









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